EXHIBIT 99.1

FOR MORE INFORMATION:
Bob Kneeley
Director, Investor Relations
954-384-0175, x-5300
bob_kneeley@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Reports Fourth Quarter EPS of 73 Cents

FORT LAUDERDALE, February 6, 2003 – Pediatrix Medical Group, Inc., (NYSE: PDX) today reported 2002 fourth quarter and year-end results that include strong same-unit revenue growth and continued margin expansion.

     For the 2002 fourth quarter, net patient service revenue was $119.5 million, up 14.1 percent from $104.8 million for the 2001 fourth quarter. These results include same-unit revenue growth of 10.7 percent, driven principally by same-unit patient volume growth of 7.6 percent.

     Earnings before interest, investment income, taxes, depreciation and amortization (EBITDA) increased by 26.4 percent to $32.4 million for the three months ended December 31, 2002, versus EBITDA of $25.6 million for the same period of 2001. EBITDA margin increased by 260 basis points, to 27.1 percent, for the 2002 fourth quarter, up from 24.5 percent for the comparable period of 2001. Results for the 2001 fourth quarter included a charge of approximately $900,000 for costs related to the settlement of shareholder litigation.

     For the three months ended December 31, 2002, net income was $19.0 million, or 73 cents per share based on 26.1 million fully-diluted shares outstanding. This compares with net income of $10.1 million, or 39 cents per share based on 26.0 million fully-diluted shares outstanding for the three months ended December 31, 2001.

     Pediatrix generated a significant reduction in general and administrative expenses as a percent of revenue. That improvement is attributable to a number of factors, including the successful integration of a large physician group practice completed in mid-2001 and reduced legal expenses.

     Cash flow from operations exceeded $30 million for the 2002 fourth quarter.

     For the 12 months ended December 31, 2002, Pediatrix reported net patient service revenue of $465.5 million, an increase of 31.3 percent from $354.6 million for 2001. Net income increased to $68.8 million for the 12 months ended December 31, 2002, or $2.58 per share based on 26.6 million fully-diluted shares outstanding, from $30.4 million, or $1.36 per share based on a weighted average 22.5 million fully-diluted shares outstanding for the comparable period of 2001. Cash flow from operations for the 12 months ended December 31, 2002, was approximately $98 million.

     Pediatrix’s results for 2002 include the positive impact from the change in accounting for goodwill amortization. Had the new accounting treatment been in effect during 2001, net income and earnings per share would have been $14.6 million and 56 cents, respectively, for the 2001 fourth quarter, and $44.4 million and $1.98, respectively, for the 12 months ended December 31, 2001.

     At December 31, 2002, Pediatrix had cash and cash equivalents of approximately $73.2 million. During the third quarter of 2002, Pediatrix announced and completed a $50 million share repurchase program. In November 2002, Pediatrix’s Board authorized an additional $50 million share repurchase, and the Company began buying back shares during the 2003 first quarter.

     Pediatrix also continues to use its cash for acquisitions. During 2002, Pediatrix acquired six physician group practices and was awarded two contracts to manage neonatal intensive care units (NICUs).

     As previously disclosed, in June 2002 Pediatrix received an information request from the Federal Trade Commission in connection with an investigation of the Company. The investigation remains active, and late yesterday, the Company received a subpoena requesting additional information. Pediatrix intends to continue to cooperate fully with the FTC, but at this time cannot predict whether the investigation will have a material adverse effect on its business, financial condition or results of operations.

Investor conference call

     Pediatrix Medical Group, Inc., will host an investor conference call to discuss the quarterly results at 11 a.m. (EST) today. During that call, members of Pediatrix’s management team are expected to also provide more specific earnings guidance for 2003. The conference call Webcast may be accessed from the Company’s website, www.pediatrix.com, or from www.companyboardroom.com. A telephone replay of the conference call will be available from 2 p.m. Eastern Time today through midnight Eastern Time February 13, 2003 by dialing 800-475-6701, access code 669644. The replay will also be available at www.pediatrix.com and at www.companyboardroom.com.

About Pediatrix

     Pediatrix was founded in 1979. Its neonatal physicians provide services at more than 190 NICUs and through Obstetrix its perinatal physicians provide services in many markets where Pediatrix’s neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 600 physicians in 30 states and Puerto Rico. Additional information is available on the Internet: www.pediatrix.com.

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Matters discussed in this release may include forward-looking statements within the meaning of the securities laws. All statements, other than statements of historical facts, that address activities, events or developments that Pediatrix intends, expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions and assessments made by Pediatrix’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be relevant. Any forward-looking statement is not a guarantee of future performance and is subject to various risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statement. Such risks and uncertainties include, among others: pending and future billing and other investigations by government authorities; Pediatrix’s ability to comply with laws and regulations applicable to the healthcare industry; limitations of, reductions in or retroactive adjustments to reimbursement amounts or rates by government-sponsored healthcare programs; whether physicians appropriately record the services they provide; Pediatrix’s ability to find suitable acquisition candidates and to successfully integrate future or recent acquisitions; laws protecting the privacy of patient healthcare information; federal and state healthcare reform or changes in government-sponsored healthcare programs; Pediatrix’s ability to successfully recruit and retain qualified physicians; malpractice and other lawsuits; the value of Pediatrix’s intangible assets, such as goodwill; Pediatrix’s ability to manage growth; fluctuations in quarterly results; and competition in the healthcare industry.

Pediatrix more fully describes these and other risk factors in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission. Any forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations and Pediatrix has no obligation to update and revise any such statements, whether as a result of new developments, information or otherwise.

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Pediatrix Medical Group, Inc.

Consolidated Statements of Income

	Three months ended		12 months ended
	December 31,		December 31,

	2002	2001	2002	2001

	(Unaudited)
		(in thousands, except for per share data)

Net patient service revenue	$119,473	$104,754	$465,481	$354,595

Operating expenses:
Practice salaries and benefits	67,215	57,010	263,165	197,581
Practice supplies and other operating expenses	4,351	3,937	15,791	14,297
General and administrative expenses*	15,519	18,177	68,315	62,841
Depreciation and amortization	1,688	6,412	6,135	21,437

Total operating expenses	88,773	85,536	353,406	296,156

Income from operations	30,700	19,218	112,075	58,439

Investment income	223	63	818	309
Interest expense	(299)	(430)	(1,156)	(2,538)

Income before income taxes	30,624	18,851	111,737	56,210
Income tax provision	(11,637)	(8,703)	(42,961)	(25,782)

Net income	18,987	10,148	68,776	30,428

Per share data:
Net income per common and common equivalent share (diluted)	0.73	0.39	2.58	1.36
Weighted average shares used in computing net income per common and common equivalent share (diluted)	26,119	25,989	26,629	22,478

*	General and administrative expenses for the 12 months ended December 31, 2002, include approximately $1.3 million in settlement expenses related to the Colorado Medicaid investigation.

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Balance Sheet Highlights

	As of	As of
	Dec. 31, 2002	Dec. 31, 2001

	(in thousands)
Assets:
Cash & cash equivalents	$73,195	$27,557
Accounts receivable, net	75,356	63,851
Other current assets	12,804	21,550
Other assets, property and equipment	487,324	460,141

Total assets	$648,679	$573,099

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$76,400	$73,203
Total debt	2,489	3,206
Other liabilities	21,792	17,838

Total liabilities	100,681	94,247
Shareholders’ equity	547,998	478,852

Total liabilities and shareholders’ equity	$648,679	$573,099

Other Operating Data

	12 months ended
	December 31,

	2002	2001

Number of:
Births	501,832	450,205
NICU Admissions	55,121	48,186
NICU Patient days	983,733	804,293

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